PHH Corporation      11333 McCormick Road
                     Hunt Valley, Maryland 21031

                                                                   [PHH logo]

                                                                   July 15, 1996
To the Stockholders:
     You are invited to attend the Annual Meeting of Stockholders of PHH Corporation, which will be held on Monday, August 19, 1996, at 10 o'clock a.m. (E.D.T.), at the PHH Corporation Headquarters Building, 11333 McCormick Road, Hunt Valley, Maryland 21031. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters to be considered and acted upon, and you should read such material carefully.
     We hope you will be able to attend the meeting, but, if you cannot do so, it is important that your shares be represented. ACCORDINGLY, WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. You may, of course, withdraw your proxy if you attend the meeting and choose to vote in person.

                                          Sincerely yours,

                                          /s/ ROBERT D. KUNISCH

                                          ROBERT D. KUNISCH
                                            Chairman of the Board, Chief
                                            Executive Officer
                                            and President

PHH Corporation      11333 McCormick Road
                     Hunt Valley, Maryland 21031

                                                                   [PHH LOGO]
                    Notice of Annual Meeting of Stockholders
                           To Be Held August 19, 1996
To the Stockholders:
     The Annual Meeting of Stockholders of PHH Corporation (the "Company") will be held at the PHH Corporation Headquarters Building, 11333 McCormick Road, Hunt Valley, Maryland 21031, on Monday, August 19, 1996, at 10 o'clock a.m. (E.D.T.), for the following purposes:
     1. To elect four Group A Directors, to hold office for three years, and until their successors are elected and qualified;
     2. To vote upon a proposed amendment to the Company's Charter to increase the number of authorized shares of Common Stock from 50,000,000 to 75,000,000; and
     3. To act upon such other matters as may properly come before the meeting. You are entitled to vote all shares of common stock of the Company registered in your name at the close of business on June 24, 1996, the record date fixed for the determination of the stockholders entitled to notice of and to vote at the meeting. IF YOU CANNOT PERSONALLY ATTEND THE MEETING, WE URGE YOU TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                          By Order of the Board of Directors,
                                                    SAMUEL H. WRIGHT
                                                        Secretary
July 15, 1996

                                PROXY STATEMENT

                              General Information

     This Proxy Statement is being sent to the stockholders of PHH Corporation (the "Company"), 11333 McCormick Road, Hunt Valley, Maryland 21031 (410-771-3600) on approximately July 15, 1996, in connection with the solicitation of proxies by the Company to be used at the Annual Meeting of Stockholders which will be held on August 19, 1996 (the "Annual Meeting"). The solicitation of proxies will generally be by mail, and in some instances, solicitation may be made by telephone or facsimile, the cost of which will be borne by the Company. The Company will supply proxies and proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmission to the beneficial owners of its stock, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses in so doing. The Company also has retained Georgeson & Company, Inc., to aid in the solicitation of proxies and to verify certain records related to the solicitation at a cost estimated to be $8,000 plus expenses.
     Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

     As of June 24, 1996, the Company had issued and outstanding 17,380,972 shares of Common Stock. Each such outstanding share entitles the holder of record thereof at the close of business on that date to one vote at the meeting or any adjournment thereof. The two-for-one stock split payable on July 31, 1996 to stockholders of record of July 5, 1996 does not increase or otherwise affect the shares of Common Stock which a holder of record may be entitled to vote at the meeting. The shares represented by all properly executed proxies will be voted in accordance with the terms thereof. The election of Directors requires a plurality of the votes cast with a quorum present. For purposes of the election of Directors, abstentions and broker non-votes are not considered to be votes cast and have no effect on the plurality vote required for the election of Directors. The proposed amendment to the Company's Charter to increase the number of authorized shares requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to be voted.

     It is the policy of the Company that all stockholder votes, whether by proxy or in person, will be handled in a manner that protects individual stockholder voting privacy. Only the proxy solicitor, independent tabulator and the few other persons engaged in the receipt and tabulation of proxies and ballots have access to them and such persons are required to keep all voting information confidential. Under the policy, no vote of any individual stockholder will be disclosed to the Company except when required by law, when disclosure is voluntarily made or requested by a stockholder, in certain circumstances in a proxy contest, or when there is a bona fide dispute as to the authenticity or tabulation of votes.

                           1.  ELECTION OF DIRECTORS

     The Company's Charter and By Laws provide for a classified Board of Directors consisting of 12 Directors to serve in three groups: Group A, Group B and Group C.

     At the meeting, four Group A Directors will be elected to hold office for a three-year term and until their successors are elected at the 1999 Annual Meeting of Stockholders. Each of the nominees was elected at the 1993 Annual Meeting of Stockholders except for Mr. Hoblitzell who was re-elected to the Board of Directors in January 1995. Mr. Hoblitzell had previously served as a Director from 1970 to 1994. Management does not expect that any nominee will be unable to serve as a Director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to vote for another person of their choice. The nominees for election as Group A Directors are as follows:

     Group A Directors to be Elected.

Name and Age                           Principal Occupation and Other Information
GEORGE L. BUNTING, JR., 55             President, Bunting Management Group, a financial services firm, Timonium,
                                       Maryland, since 1991. Formerly, Chairman of the Board and Chief Executive
                                       Officer of the Noxell Corporation, a wholly owned subsidiary of The
                                       Procter & Gamble Company, a proprietary drug, toiletries and cosmetics manufacturer, Hunt Valley, Maryland, from 1986 to 1990. Director of Crown
                                       Central Petroleum Company, Mercantile Bankshares Corporation, USF&G
                                       Corporation and Guilford Pharmaceuticals. Director of the Company since
                                       1989; member of the Audit, Compensation, Executive and Nominating
                                       Committees.
ALAN P. HOBLITZELL, JR., 65            Executive Vice President and Chief Financial Officer of The Ryland Group,
                                       Inc., a home-building services company, Columbia, Maryland, from 1991 to
                                       1994. Chairman of the Board and Chief Executive Officer of MNC Financial,
                                       Inc. from 1983 to 1990. Director of Fidelity and Deposit Company of
                                       Maryland. Director of the Company from 1970 to 1994 and re-elected in
                                       1995; member of the Finance Committee.
DONALD J. SHEPARD, 49                  Chairman of the Board of AEGON USA, Inc., a holding company owning insurance and insurance-related companies, Baltimore, Maryland, since
                                       1992; President and Chief Executive Officer since 1989, Executive Vice
                                       President and Chief Operating Officer from 1985 to 1989. Member of the
                                       Executive Board of AEGON N.V. since 1992. Director of Mercantile
                                       Bankshares Corporation. Director of the Company since 1993; member of the
                                       Compensation, Executive and Finance Committees.
ALEXANDER B. TROWBRIDGE, 66            President of Trowbridge Partners, Inc., a consulting firm, Washington,
                                       D.C., since 1990. President of the National Association of Manufacturers
                                       from 1980 to 1990. Director of New England Mutual Life Insurance Co., WMX
                                       Technologies Inc., The Rouse Company, SunResorts Inc., Harris Corp., The
                                       Sun Co., The Gillette Company, ICOS Corporation, and the Warburg-Pincus
                                       Counselors Funds. Director of the Company since 1984; member of the
                                       Nominating Committee.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PROPOSAL TO ELECT ALL GROUP A DIRECTORS. APPROVAL OF THE ELECTION OF THESE DIRECTORS REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES OF THE COMPANY'S COMMON STOCK CAST WITH A QUORUM PRESENT.

     Continuing Directors. The balance of the current 12-member Board of Directors consists of four Group B Directors and four Group C Directors, none of whom are nominees for election at the meeting and all of whom will continue in office after the meeting for the terms shown below. All of the Group B Directors listed below were elected at the 1994 Annual Meeting of Stockholders, except for Ms. Tatlock who was elected at the 1995 Annual Meeting of Stockholders, and all of the Group C Directors listed below were elected at the 1995 Annual Meeting of Stockholders.

     Group B Directors  -- Term expiring at the 1997 Annual Meeting.

Name and Age                           Principal Occupation and Other Information
ANDREW F. BRIMMER, 69                  President of Brimmer & Company, Inc., an economic and financial consulting firm, Washington, D.C., since 1976. Director of BankAmerica Corporation,
                                       Carr Realty Corporation, BlackRock Investment Income Trust, Inc., E. I.
                                       duPont de Nemours & Company, Gannett Company, Navistar International
                                       Corporation and Airborne Express. Director of the Company since 1990;
                                       member of the Finance Committee.
PAUL X. KELLEY, 67                     Vice Chairman of Cassidy and Associates, Inc., a government relations firm, Washington, D.C., since 1987. Commandant of the United States Marine
                                       Corps from 1983 to 1987. Director of Allied-Signal, Inc., GenCorp, Inc.,
                                       The Wackenhut Corporation, The Holden Group, UST, Inc., Sturm, Ruger &
                                       Company, Inc., Saul Centers, Inc., London Insurance Group and London Life
                                       Insurance Company of London, Ontario. Director of the Company since 1987;
                                       Chairman of the Audit Committee and member of the Executive and Nominating
                                       Committees.
ROBERT D. KUNISCH, 55                  Chairman of the Board of the Company since 1989, Chief Executive Officer since 1988, President since 1984. Formerly Chief Operating Officer from
                                       1984 to 1987, President of PHH Homequity Corporation from 1976 to 1984.
                                       Director of Mercantile Bankshares Corporation, CSX Corporation and
                                       GenCorp, Inc. Director of the Company since 1984; Chairman of the
                                       Executive Committee.
ANNE M. TATLOCK, 57                    President of Fiduciary Trust Company International, an investment firm,
                                       New York, New York, since 1994; Executive Vice President from 1990 to
                                       1994, and Director from 1989 to present. Director of American General
                                       Corp. and American Brands, Inc. Director of the Company since 1995; member of the Audit and Finance Committees.


     Group C Directors -- Term expiring at the 1998 Annual Meeting

Name and Age                           Principal Occupation and Other Information
JAMES S. BEARD, 55                     Vice-President of Caterpillar, Inc., a manufacturer of earth-moving equipment, since 1990. Director and President of Caterpillar Financial
                                       Services Corporation, a wholly owned subsidiary of Caterpillar Inc.,
                                       Nashville, Tennessee, and its predecessor, Caterpillar Leasing Co., from
                                       1984 to present. Director of the Company since 1992; member of the Audit and Finance Committees.
L. PATTON KLINE, 67                    Vice Chairman of Marsh & McLennan Incorporated, an insurance services company, New York, New York, from 1985 to 1988. Director of Marsh &
                                       McLennan Companies, Inc., from 1975 to 1988 and President from 1980 to
                                       1984; President and Chairman of Marsh & McLennan, Inc., from 1975 to 1980;
                                       Director of Utilicorp United. Director of the Company since 1983; Chairman of the Compensation Committee.

                                       3

FRANCIS P. LUCIER, 68                  Director and Principal of Hartland & Co., a pension finance consulting company, Cleveland, Ohio, since 1989; Chairman of the Board from 1989 to
                                       1996; Management Consultant since 1985; Chairman of the Board of The Black
                                       & Decker Corporation from 1979 to 1984 and President from 1972 to 1979;
                                       Director of Beckman Instruments, Inc., and Miami Subs Corporation.
                                       Director of the Company since 1973; Chairman of the Nominating Committee and member of the Compensation Committee.
KENT C. NELSON, 58                     Chairman of the Board and Chief Executive Officer of United Parcel Service
                                       of America, Inc., a consolidated parcel delivery company, Atlanta,
                                       Georgia, since 1989; Vice Chairman in 1989, Executive Vice President from
                                       1986 to 1989 and Director and Senior Vice President from 1983 to 1985.
                                       Director of the Company since 1989; Chairman of the Finance Committee and member of the Nominating Committee.


Certain Information Concerning the Board of Directors

     The Board of Directors held seven meetings during the fiscal year ended April 30, 1996. All Directors attended at least 75% of the aggregate number of meetings of the Board and the Committees on which they served during the fiscal year. Among the standing committees of the Board of Directors of the Company are the Audit, Compensation, Finance and Nominating Committees.
     The Audit Committee, comprised of Messrs. Kelley (Chairman), Beard, Bunting and Ms. Tatlock, held three meetings during the fiscal year ended April 30, 1996. The duties of the Audit Committee include: making recommendations concerning the appointment of the Company's independent auditors, their fees and the scope of their audits; approving the performance of certain non-audit services; conferring with the independent auditors; receiving and reviewing reports of the independent auditors; and determining the duties and responsibilities of the Company's internal auditing staff and monitoring the adequacy of the Company's internal controls.
     The Compensation Committee, comprised of Messrs. Kline (Chairman), Bunting, Lucier and Shepard held four meetings during the fiscal year ended April 30, 1996. The duties of the Compensation Committee include: reviewing and approving the policies concerning compensation of the directors and officers; making recommendations concerning compensation of Company officers; reviewing and approving performance targets and awards under certain incentive plans; administering the Company's director and executive compensation plans and appointing members of the Employee Benefits Committee which administers the Company's pension, 401(k) and health benefit plans.
     The Finance Committee, comprised of Messrs. Nelson (Chairman), Beard, Brimmer, Hoblitzell, Shepard and Ms. Tatlock held five meetings during the fiscal year ended April 30, 1996. The duties of the Finance Committee include: reviewing and monitoring policies underlying the financial plans and structure of the Company; reviewing proposed capital plans and budgets; establishing and maintaining a dividend policy, including such elements as a proper dividend payout ratio; and reviewing proposed major financing activities and all offerings of equity securities.
     The Nominating Committee, comprised of Messrs. Lucier (Chairman), Bunting, Kelley, Nelson and Trowbridge, held two meetings during the fiscal year ended April 30, 1996. The duties of the Nominating Committee include: selecting and submitting to the Board for its approval qualified candidates to fill vacancies on the Board; reviewing the slate of directors to be elected at the Company's annual stockholders' meeting; receiving and reviewing the qualifications of candidates for key corporate offices; acting as an advisory board to management concerning manpower planning and reviewing policies concerning the structure of the Board of Directors. The
                                       4

Nominating Committee will consider nominees recommended by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of the Company and should identify the nominee by name and provide pertinent information concerning the nominee's background and experience.

Compensation of Directors

     Directors who are not employees of the Company received, in fiscal year 1996, a $30,000 annual retainer fee plus $1,000 for each Board or Committee meeting attended, and each Committee Chairman received an additional $3,000 annual fee. The Directors' compensation has remained unchanged since fiscal year 1994. In fiscal year 1997, Directors will receive $1,250 for each Board or Committee meeting attended and each Committee Chairman will receive an annual retainer fee of $4,000. No change will be made to the Directors' annual retainer fee. One-third of the annual retainer was paid in the Company's Common Stock and deferred under the Directors Deferred Stock Plan (the "Mandatory Deferral"). Directors may elect to have all or any part of the remaining portion of the annual retainer as well as the meeting fees and Committee Chairman retainer fee deferred either under the Company's Directors Deferred Compensation Plan in one or more mutual funds or under the Directors Deferred Stock Plan in the Company's Common Stock. Under the terms of the Directors Deferred Stock Plan, the Company matched, in shares of PHH Common Stock, a portion of the Directors' Mandatory Deferrals for fiscal year 1996 based on the Company's achievement of the threshold minimum earnings per share targets established by the Board of Directors at the beginning of Fiscal Year 1996. Under both Plans, amounts elected to be deferred are not included in a Director's gross income for Federal income tax purposes until actually distributed to the Director.

     Non-employee Directors are also eligible to receive stock options pursuant to the PHH Corporation Outside Directors Stock Option Plan (the "Directors Option Plan"). Options to acquire shares of the Company's Common Stock have been granted to the Directors pursuant to the Directors Option Plan which was approved by stockholders and became effective in August of 1990. The Directors Option Plan is administered by the Compensation Committee of the Board of Directors and stock options representing an aggregate of not more than 100,000 shares of Common Stock are available to be granted under the Directors Option Plan.
     Options to purchase 1,500 shares of Common Stock are granted to each Director under the Directors Option Plan upon the first anniversary of the Director's election to the Board. In addition, on May 1 of each year, each Director is automatically granted an option to purchase 500 shares of Common Stock. The option exercise price is the fair market value of the shares of Common Stock represented by the stock option on the date of grant. The option may not be exercised prior to the first anniversary of the date of grant and may not be exercised after the earlier of (a) 10 years following the date of grant or (b) one year following the date the Director ceases to be a director; provided that a stock option shall become immediately exercisable in full upon either the retirement of the Director with the consent of the Board or the death or permanent disability of the Director.
     Payment of the option exercise price shall be made at the time the option is exercised in cash or shares of the Company's Common Stock owned by the optionee, or in a combination of cash and such owned shares. When the Company's Common Stock is used in full or partial payment of the exercise price, it is valued at its fair market value on the date of option exercise.
                                       5

Security Ownership of Certain Beneficial Owners and Management

     The only person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock is:

                           Name and Address                         Amount and Nature of
Title of Class             of Beneficial Owner                    Beneficial Ownership (1)      Percent of Class
PHH Corporation   Fund Asset Management, Inc.,                            3,430,000                    9.9%
Common Stock      a subsidiary of Merrill Lynch & Co.
                  800 Scudders Mills Road
                  Plainsboro, New Jersey 08536


(1) Information reported is derived from Form 13F of Fund Asset Management, Inc., a subsidiary of Merrill Lynch & Co., as filed with the Securities and Exchange Commission on April 24, 1996. As reported in Form 13F, the person filing the statement had (i) shared dispositive power as to 3,430,000 shares and (ii) sole voting power as to 3,340,000 shares. As reported in Form 13F, the information is given as of March 31, 1996. The share number and the corresponding percent of the Company's Common Stock reflect the two-for-one Common Stock Split payable on July 31, 1996.

     The PHH Corporation Employee Investment Plan, which owns slightly less than five percent of the Company's Common Stock, is the second largest beneficial owner of the Company's Common Stock.
                                       6

     The following table shows, as of June 6, 1996, the shares of Common Stock of the Company beneficially owned by all Directors of the Company, by nominees for director, by each of the executive officers named in the Summary Compensation Table and by the Directors and executive officers as a group.

                                                                                           Number of Shares
                                                                                                  and
                                                                                               Nature of
                                                                                              Beneficial
Name                                                                                       Ownership(a)(b)(i)
William F. Adler........................................................................         271,864     (e)
Eugene A. Arbaugh.......................................................................         232,486     (e)
James S. Beard..........................................................................          12,182     (h)
Andrew F. Brimmer.......................................................................          10,752     (h)
George L. Bunting, Jr...................................................................          23,078     (h)
Alan P. Hoblitzell, Jr..................................................................           8,530     (h)
Paul X. Kelley..........................................................................          11,944     (c)(h)
L. Patton Kline.........................................................................          11,344     (d)(h)
Robert D. Kunisch.......................................................................         812,034     (e)(f)
Francis P. Lucier.......................................................................          12,344     (g)(h)
Roy A. Meierhenry.......................................................................         251,438     (e)
H. Robert Nagel.........................................................................         242,064     (e)
Kent C. Nelson..........................................................................          15,694     (h)
Donald J. Shepard.......................................................................          11,872     (h)
Anne M. Tatlock.........................................................................           2,856     (h)
Alexander B. Trowbridge.................................................................          10,544     (h)
All Directors and executive officers as a group (23 persons)............................       2,274,740     (e)

(a) Except for Mr. Kunisch, who beneficially owns 2.29% of the Company's outstanding Common Stock, no individual Director, nominee or executive officer beneficially owns more than 1% of the Company's outstanding Common Stock. Directors and executive officers as a group beneficially own 6.23% of the Company's outstanding Common Stock. Except as otherwise indicated, all beneficial ownership is direct ownership.
(b) Includes shares subject to stock options which may be exercised within 60 days of June 6, 1996, as follows: Mr. Kunisch, 653,840 shares; each other Director (with the exception of Messrs. Beard, Hoblitzell, and Shepard and Ms. Tatlock), 8,000 shares; Mr. Beard, 7,000 shares; Mr. Shepard, 5,000; Mr. Hoblitzell and Ms. Tatlock 1,000 shares; Mr. Arbaugh 184,200 shares; Mr. Meierhenry, 203,100 shares; Mr. Adler 214,700 shares; Mr. Nagel 210,900 shares and all Directors and executive officers as a group, 1,794,558 shares.
(c) Includes 1,384 shares owned directly by Mr. Kelley and 616 shares owned jointly with his wife.
(d) Includes 1,400 shares in an inter vivos trust in which Mr. Kline has a beneficial interest.
(e) Includes shares allocated to the accounts of participants in the Company's Employee Investment Plan as of June 6, 1996.
(f) Includes 5,000 shares owned directly by Mr. Kunisch's wife.
(g) Includes 2,000 shares in a pension plan and trust in which Mr. Lucier has a beneficial interest.

(h) Includes shares payable with respect to amounts deferred under the Directors' Deferred Stock Plan as of June 6, 1996.

(i) References to number of shares and corresponding percent of Common Stock reflect the two-for-one Common Stock split payable on July 31, 1996.
                                       7

                             EXECUTIVE COMPENSATION

     The following table (the "Summary Compensation Table") sets forth for the Company's fiscal years ended April 30, 1996, 1995 and 1994, annual and long-term compensation information as to the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during fiscal year 1996. No stock appreciation rights (SARs) were granted during fiscal years 1994 to 1996, nor have any SARs been granted at any time in prior years.
                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                   Compensation
                                       Annual Compensation                                  Payouts
                                                                                Awards
                                                                  Other        Securities                       All
                                                                  Annual        Underlying                     Other
Name and                       Fiscal                           Compensation    Options         LTIP        Compensation
Principal Position             Year  Salary(1)     Bonus(1)     (2) (3)         (#) (4)     Payouts(1) (5)      (6)
Robert D. Kunisch              1996  $776,923     $1,030,000   $   0            60,000       $      0          $7,875
President and Chief            1995   698,462        395,560       0            60,000        658,471           6,750
Executive                      1994   658,462        553,580       0            40,000        359,730           8,283
Officer
Eugene A. Arbaugh              1996   341,346        390,681    7,069           35,000              0           9,086
Senior Vice President          1995   274,038        154,643    8,202           20,000        150,849           7,096
                               1994   248,731        219,195    6,766           16,000         68,520           8,814
Roy A. Meierhenry              1996   348,654        310,019    2,817           12,000              0           8,419
Senior Vice President,         1995   314,039        143,743    2,641           20,000        194,644           7,096
Chief Financial                1994   289,615        205,597    2,491           12,000        111,345           8,986
Officer and Treasurer
William F. Adler               1996   363,269        249,476    7,019           20,000              0           8,602
Senior Vice President          1995   319,038        145,168       0            20,000        194,644           7,096
                               1994   294,423        226,860       0            12,000        128,475           9,188
H. Robert Nagel                1996   348,462        223,108    3,417           12,000              0           8,431
Senior Vice President          1995   308,846        118,052    3,864           50,000        356,895           7,165
                               1994   278,846        250,986    4,699           64,000         42,825           9,209

(1) Includes amounts deferred under the PHH Corporation Executive Deferred Compensation Plan.

(2) For fiscal years 1994 through 1996, perquisites and other personal benefits to the named executive officers were less than either $50,000 or 10% of the total annual Salary and Bonus reported for the named executive officers, and, therefore, information has not been included.


(3) Amounts shown represent reimbursement for taxes paid by the named executive officers in connection with company-provided transportation and, in the case of Mr. Adler, the amount shown for fiscal year 1996 represents the value of bonus vacation which was earned on the basis of length of service, but was not taken during the fiscal year.


(4) Number of shares shown reflect the two-for-one Common Stock split payable on July 31, 1996.

(5) Long-Term Incentive Awards are granted on a biennial basis. There was no Long-Term Incentive Plan for the FY94-95-96 period. Therefore, there was no Long-Term Incentive Award payable in fiscal year 1996.
(6) Amounts shown represent the value of the Company's matching cash contribution to the PHH Corporation Employee Investment (401(k)) Plan.
                                       8

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal year 1996 to the named executive officers. The number of shares underlying options and stock prices listed below reflect the two-for-one Common Stock split payable on July 31, 1996.

                                                                        Potential Realizable Value at
                                                                        Assumed Annual Rates of Stock
                                                                        Price Appreciation for Option   Grant Date Present
                      Individual Grants                                   Term (10 Years) (4) (5)         Value (5) (6)
                                   % of
                                   Total
                       No. of    Options
                      Securities  Granted
                      Underlying    To         Exercise                                                 Grant         Grant
                       Options    Employees       Price                                                 Date          Date
                       Granted     in FY      ($/Share)    Expiration                                  Present       Present
         Name          (1)(#)      1996(2)        (3)         Date          5%          10%          Value-5 Yrs.  Value-10 Yrs.
Robert D. Kunisch...... 60,000    16.28%       $19.94      05/01/05        $752,315     $1,906,514       $253,800     $333,000
Eugene A. Arbaugh...... 35,000     9.50         19.94      05/01/05         188,079        476,629         63,450       83,250
                          --          --        23.13      10/16/05         290,864        737,106         88,100      114,900
Roy A. Meierhenry...... 12,000     3.26         19.94      05/01/05         150,463        381,303         50,760       66,600
William F. Adler....... 20,000     5.43         19.94      05/01/05         250,772        635,505         84,600      111,000
H. Robert Nagel........ 12,000     3.26         19.94      05/01/05         150,463        381,303         50,760       66,600
All Stockholders (7)... N/A        N/A           N/A           N/A     $423,649,905 $1,073,651,833          N/A          N/A


(1) The stock options were granted for a ten-year term under the PHH Corporation Amended and Restated Stock Compensation Plan of 1990 (the "Stock Option Plan"). The stock options were granted on May 1, 1995 and, in the case of Mr. Arbaugh, an additional grant was made on October 16, 1995. The stock options become exercisable one year after the date of grant, except that in the event of a change in control (as defined in the Stock Option Plan) the options shall become immediately exercisable.


(2) The total includes options granted to employees which have been canceled due to termination of employment.


(3) Exercise price equals the market price of the Company's Common Stock at date of grant. In the case of Mr. Arbaugh, an option to purchase 15,000 shares was granted on May 1, 1995, and an option to purchase an additional 20,000 shares was granted on October 16, 1995.


(4) The 5% and 10% appreciation over 10 years option valuation method assumes a stock price of $32.48 and $51.72 respectively, at May 1, 2005 and $37.67 and $59.98 respectively, at October 15, 2005, the expiration dates of the options granted in fiscal year 1996.

(5) The potential realizable value and grant date present value of options have been calculated in conformity with Securities and Exchange Commission regulations, and are not intended to either forecast possible future appreciation or to provide a true assessment of present option values, respectively. The Company is not aware of any formula, except for the actual market price, which will either predict or determine with reasonable accuracy the future appreciation or present value based on future unknown or volatile factors. No gain to optionees is possible without stock price appreciation, which will benefit all stockholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

(6) The present value of options granted has been reported using the Black-Scholes option pricing model. These values assume: (a) a grant date of May 1, 1995 and October 16, 1995; (b) an exercise price of $19.94 and $23.13 (the closing market price on May 1, 1995 and October 16, 1995, the respective dates of grant); (c) an exercise date of May 1, 2000 and October 16, 2000 based on a five year exercise period and May 1, 2005 and October 16, 2005 for a ten year exercise period; (d) a risk-free interest rate of 6.90% and 7.09% based on a five- and ten-year exercise period, respectively;
    (e) a dividend yield of 3.45% and (f) volatility of .198, resulting in an option pricing value of $4.23 and $4.41 based on a five-year exercise period and $5.55 and $5.75 based on a ten-year exercise period, respectively.


(7) Based on 33,783,884 shares outstanding on May 1, 1995 adjusted to reflect the two-for-one stock split payable on July 31, 1996.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table provides information on option exercises in fiscal year 1996 by the named executive officers and the value of such officers' unexercised options. The numbers of shares listed below reflect the two-for-one Common Stock split payable on July 31, 1996.

                                                                     No. of Securities                  Value of
                                                                        Underlying                    Unexercised
                                                                    Unexercised Options           In-the-Money Options
                                                                     at April 30, 1996 (#)        at April 30, 1996 (1)

                              Shares  Acquired          Value
Name                          on Exercise (#)         Realized  Exercisable    Unexercisable    Exercisable    Unexercisable
Robert D. Kunisch..............         0            $      0    593,840        60,000          $6,862,445     $310,000
Eugene A. Arbaugh..............         0                   0    169,200        35,000           1,973,288      233,750
Roy A. Meierhenry..............         0                   0    191,100        12,000           2,257,725      102,000
William F. Adler...............     9,200              39,682    194,700        20,000           2,307,281      170,000
H. Robert Nagel................     8,200              52,912    198,900        12,000           2,043,768      102,000

(1) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at April 30, 1996, and all of the value shown reflects stock price appreciation since the granting of the option.
                                 PENSION PLANS

     The Company has a non-contributory Pension Plan for employees providing for fixed benefits commencing at normal retirement age of 65 (or earlier, with reduced payments, upon early retirement or disability). The Pension Plan benefits paid to executives are supplemented by an Excess Benefit Plan, which provides for the payment to certain executives, commencing at the time benefits are paid under the Pension Plan, of benefits that would otherwise be paid to them under the Pension Plan but for certain limitations imposed by the Internal Revenue Code. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") which provides supplemental retirement income benefits for certain executives commencing as early as age 60 (or earlier, with reduced payments, upon early retirement or disability) after completing at least five credited years of executive service.

                                 PENSION TABLE

     The following table shows the estimated aggregate benefits payable under the Pension Plan, the Excess Benefit Plan and the SERP (collectively, the "Pension Plans") for persons retiring at age 60, calculated on a straight-life annuity basis under various assumptions as to years of credited service and final average compensation and without regard to offsets for Social Security benefits or any benefits payable under former employers' plans.

 Final
 Average                                 Years of Credited Service
 Compensation         15             20             25             30             35
$  500,000          300,000        300,000        300,000        300,000        300,000
   550,000          330,000        330,000        330,000        330,000        330,000
   600,000          360,000        360,000        360,000        360,000        360,000
   650,000          390,000        390,000        390,000        390,000        390,000
   700,000          420,000        420,000        420,000        420,000        420,000
   750,000          450,000        450,000        450,000        450,000        450,000
   800,000          480,000        480,000        480,000        480,000        480,000
 1,000,000          600,000        600,000        600,000        600,000        600,000
 1,200,000          720,000        720,000        720,000        720,000        720,000
 1,400,000          840,000        840,000        840,000        840,000        840,000
 1,600,000          960,000        960,000        960,000        960,000        960,000
 1,800,000        1,080,000      1,080,000      1,080,000      1,080,000      1,080,000
 2,000,000        1,200,000      1,200,000      1,200,000      1,200,000      1,200,000
 2,200,000        1,320,000      1,320,000      1,320,000      1,320,000      1,320,000

     The actual aggregate benefits provided under the Pension Plans to the executive officers named in the Summary Compensation Table are based upon years of credited executive service and final average compensation, and are offset by Social Security benefits and any benefits payable under retirement plans of former employers acquired by the Company. The maximum aggregate benefit provided to each of the named executive officers under the Pension Plans is equal to 60% of the executive officer's Final Average Compensation, assuming he has 15 or more years of credited executive service. Final Average Compensation for purposes of computing aggregate benefits payable to the named executive officers under the Pension Plans is the average, for the five years of executive service prior to retirement or other termination of employment, of base salary and bonus as reported under the "Salary" and "Bonus" columns in the Summary Compensation Table, although the grant-date cash-equivalent value of stock options granted in 1992 in lieu of merit salary increases or annual bonuses is also included. The Company has entered into Supplemental Executive Retirement Agreements (the "Supplemental Agreements") with eight current executives, including the named executive officers, which establish a floor for Final Average Compensation and, in some cases, grant additional years of credited executive service for purposes of the SERP and for purposes of calculating aggregate benefits under the Pension Plans. Taking into account these Supplemental Agreements, for purposes of the SERP and for purposes of calculating aggregate benefits under the Pension Plans, the named executive officers are deemed to have Final Average Compensation as follows: Mr. Kunisch $1,204,247; Mr. Arbaugh $449,777, Mr. Meierhenry $480,373; Mr. Adler $478,307 and Mr. Nagel $448,557. Each of the named executive officers is vested in the SERP and each of them currently has or is deemed to have at least 15 years of credited executive service other than Mr. Adler who has 12 years of credited executive service.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into Senior Executive Severance Agreements ("Severance Agreements") with nine current executives, including the executive officers named in the Summary Compensation Table, pursuant to its Senior Executive Severance Plan originally adopted in 1984 and subsequently amended. The Company's obligations under each Severance Agreement are triggered if the executive's employment is terminated either (a) within two years of a change in control (as defined) either by the Company without cause (as defined) or by the executive for good reason (as defined) or (b) within the 30-day period following the first anniversary of a change in control by the executive for any reason (other than death, disability or normal retirement). Under each Severance Agreement, the terminated executive would receive a cash severance payment equal to the sum of (a) three times the highest amount of salary and incentive compensation (as defined) paid to the executive during any consecutive 12 months in the three-year period preceding termination, (b) the maximum amount to which the executive would have been entitled assuming attainment of certain corporate performance levels (as specified) under the current long-term incentive plans in which the executive was participating, and (c) the value of three additional years' worth of retirement benefits. The Severance Agreements also provide for the continuation for up to three years of health care and life insurance and certain other benefits, and protect the executives against the assessment of certain income and excise taxes. In addition, in the event of an actual or potential change in control, the Company would be required to fund a grantor trust in an amount sufficient to cover the Company's possible obligations during the Severance Agreements' two-year employment protection period. The monies in the trust would revert to the Company if or to the extent such obligations were not triggered.

     For purposes of these Severance Agreements, a change in control would occur when a third party or group becomes the owner of stock of the Company entitled to cast 20% or more of general voting power of the Company's stock or where, as a result of one or more tender offers, mergers, other acquisitions or proxy contests, a majority of the Board of Directors has changed.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No Director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is a member of the Compensation Committee of the Company.
                                       11

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors who are not eligible to participate in any of the executive compensation plans that it administers. Donald J. Shepard, who was appointed to the Committee in June 1995, did not participate as a Committee member in decisions relating to executive compensation paid in fiscal year 1996, except for approval of the annual and long term incentive awards under the incentive plans previously approved by the Committee.
     The Committee is responsible for establishing the Company's executive compensation philosophy and the compensation of executives in accordance with that philosophy in a manner designed to attract and retain qualified, motivated executives and to closely align their financial interests with those of the Company's stockholders. Prior to the commencement of each fiscal year of the Company, the Committee reviews the Company's executive compensation philosophy and strategic business plan performance goals and establishes the executive compensation structure, the targets for awards under the Company's incentive plans, and the range of potential individual payments in accordance with that philosophy and those goals. The Committee considers the recommendations of the Company's Human Resources Department, the Chief Executive Officer (except with regard to his own compensation) and its outside compensation consultant. The Committee also reviews the factors on which such recommendations are based, including previous Company performance and strategic business objectives, performance of individual executives, data on executive compensation paid by similarly situated companies in comparable industries and published surveys on executive compensation. The Committee reviews with the Board of Directors on an annual basis the executive compensation structure and programs, and submits for Board approval its recommendations as to compensation of executive officers.
     Company performance is generally expressed in terms of the Company's return on beginning equity ("ROBE") for the relevant fiscal year based upon the Committee's belief that ROBE is the best measure of achieving long-term shareholder value. ROBE is determined by dividing (a) the Company's net income, including a deduction for the amount of any incentive to be paid, by (b) the beginning shareholders' equity for the relevant fiscal year. Individual executive performance is generally evaluated on the basis of the executive's attainment of performance objectives identified at the beginning of the fiscal year. Other measures of Company and individual performance may also be taken into account; however, except as specifically noted in the description of the Annual Incentive Plan below, no specific weighting is assigned to any particular factor.

     The competitive nature of the Company's executive compensation is determined by reference to publicly available data on companies in the business and financial services industries, including those in the leasing and mortgage banking industries (the "Comparison Group"), and to published executive compensation surveys. The report of the Company's independent compensation consultant compares this data to the compensation of the Company's executives in terms of total cash compensation, financial performance, executive officer stock ownership levels and stock option grant practices. Nearly one-half of the companies in the S&P MidCap Commercial Services (Specialized) Index shown in the Stock Performance Chart on page 17 are included in the Comparison Group companies. The Committee believes that the companies included in the Comparison Group are the Company's most direct competitors for executive talent, and, therefore, serve as better indicators of competitive levels of executive compensation than those companies included in the S&P MidCap Commercial Services (Specialized) Index used in the Stock Performance Chart.

    Tax Considerations

     Section 162(m) of the Internal Revenue Code imposes limits on the deductibility of compensation in excess of $1 million paid in any taxable year to any of the chief executive officer or other executive officers of public companies named in the summary compensation table of the proxy statement. The Company first became subject to those limitations in fiscal year 1994. Deferred compensation payable to such an individual after he ceases to be covered by the limitation is not subject to the $1 million deductibility limit. Almost all compensation earned by executive officers for fiscal year 1996 should be fully deductible under Section 162(m) when paid, due to the deferral by executives of a portion of their salary and incentive compensation under the PHH Corporation Executive Deferred Compensation Plan.


     Options granted under the Amended and Restated Stock Compensation Plan of 1990 currently satisfy the requirements for an exception to Section 162(m) limits for certain performance-based compensation. However, the Company's Annual Incentive Plan and Long-Term Incentive program described below have discretionary elements which will not satisfy the requirements for performance-based compensation. The Committee believes that amendment of the Company's incentive plans to satisfy the performance-based requirements of
Section 162(m) would reduce the flexibility under the plans desired by the Company's executive compensation philosophy. While the Committee wishes to maximize deductibility of certain compensation elements, the Committee does not believe the tax law requirements are fully consistent with sound executive compensation policy and incentives to improve stockholder value. The Committee, therefore, reserves the right to make incentive payments that may not qualify for deduction if the recipient's compensation exceeds the $1 million limit.

    Executive Compensation Philosophy

     The Company's philosophy is to respond to the interests of stockholders in the payment of executive compensation, and specifically, to link the interests of executives to the interests of stockholders. The Company's executive compensation is structured to (a) align executive compensation with Company and individual performance, (b) ensure fairness and consistency in executive compensation in accordance with both competitive market levels and individual responsibilities and performance, (c) promote flexibility for growth in new markets and/or services, (d) ensure the maintenance of sound and adequate financial reporting and accounting controls on executive compensation and (e) emphasize both short- and long-term Company performance.

     Consistent with this philosophy, the Company is committed to providing total executive compensation which attracts and retains executives qualified and motivated to fulfill the Company's business strategy and to deliver enhanced stockholder value. Accordingly, the Company has consistently adhered in both principle and practice to the concept of pay-for-performance and relies heavily on incentive compensation programs designed to motivate executives to achieve the Company's short and long-term business objectives.
     In furtherance of its philosophy to link the interests of executives to the interests of stockholders, the Company encourages executives to acquire and hold a significant level of PHH Common Stock. The Company's executive compensation programs are designed to assist and reward executives in achieving that objective.

    Executive Compensation Structure

     The executive compensation structure consists of salary, annual incentives, long-term incentives, stock options and other benefits generally available to all employees. Each component is offered to executives in combinations designed to meet strategic business objectives and to provide risk-based pay opportunities which reflect individual and Company performance. Within this structure, total compensation, including base salary, for individual executives varies equitably with their individual responsibilities and performance.

    Base Salary

     The base salary is determined in accordance with that paid to persons holding similar positions in the Comparison Group companies and companies whose data are reported in published executive compensation surveys. In assessing the competitive position of the Company's salaries for fiscal year 1996, the target level used was the median (50th percentile) of the companies surveyed, including the Comparison Group companies. Actual salaries for each position are based on the positioning of base salary within the competitive range, individual performance in relation to the executive's responsibilities during the previous year, the value each executive is expected to contribute to the Company during the next fiscal year and the financial performance of the operations directed by the executive, with consideration given to strategic initiatives and economic trends. The Committee does not assign a specific weighting to any particular factor, but rather applies its collective business judgment to recommend for approval by the full Board of Directors a base salary that it deems fair to the Company and its stockholders. For fiscal year 1996, actual base salaries paid to the executive officers named in the Summary Compensation Table, other than the Chief Executive Officer, varied within 10% of the median (50th percentile) of competitive rates, based on the factors outlined above.

    Annual Incentive Program

     Annual incentive awards are targeted between the 50th and 75th percentile of competitive incentive awards paid to persons holding similar positions in the companies surveyed, including the Comparison Group companies, and vary with measures of Company and individual performance.

     Executives designated by the Committee are eligible to participate in an annual cash incentive plan (the "Annual Incentive Plan") which is designed both to encourage the achievement of the Company's short-term strategic business objectives and to recognize specific contributions by executives to the attainment of the Company's performance goals by providing direct cash incentives. The level of targeted payout of the formula-derived annual incentive award for executive officers is up to 50% of base salary for the named executive officers and is 65% of base salary for the Chief Executive Officer and President, thereby placing a greater percentage of compensation at risk for those with greater responsibilities.

     The annual incentive award to executives is based primarily on the attainment of specific business performance objectives, expressed in terms of the Company's ROBE (the "formula-derived award"), which are established by the Committee prior to the commencement of the relevant award period. Before any formula-derived award can be paid out under the Annual Incentive Plan, the Company must achieve a threshold minimum ROBE, with increasing amounts to be awarded if the Company achieves or exceeds the target ROBE. A small portion of the formula-derived award is attributable to the Committee's collective subjective evaluation of individual performance provided the Company's net income targets in addition to ROBE targets have been attained.
     For fiscal year 1996, the Company achieved a ROBE of 15.12% and net income of $81.6 million, which exceeded the target objectives under the Annual Incentive Plan and resulted in a formula-derived award to the named executive officers equal to 116% of target under the Fiscal Year 1996 Annual Incentive Plan. The Chief Executive Officer and, with respect to the Chief Executive Officer's award, the Committee without any input from the Chief Executive Officer, exercises discretionary authority under the Annual Incentive Plan to adjust individual formula-derived awards based on his or its subjective determination of individual performance, including the level of stock ownership. For fiscal year 1996, the Committee approved a discretionary incentive for the named executive officers based on these factors, as well as to competitively reward those executives who successfully performed multiple responsibilities. No particular weighting is accorded to any one factor; the Committee instead applies its collective subjective business judgment to reach a decision on compensation that it deems fair to the Company and its stockholders.

    Long-Term Incentive Program

     The Company's long-term incentive program consists of both biennial long-term incentive awards based on the Company's performance over the three-fiscal year period designated by the Committee and stock options. Awards and stock option grants to executives under the long-term incentive program are targeted between the 50th and 75th percentile of incentive awards paid to persons holding similar positions in the companies surveyed, including the Comparison Group companies. Awards to executives under the long-term incentive plan vary with position level and measures of Company performance. Stock option grants are based upon position level, individual performance, responsibilities and stock ownership level.

    Long-Term Incentive Plan

     Executives designated by the Committee participate in biennial long-term incentive plans (collectively the "Long-Term Incentive Plans") which are designed to encourage the achievement of the Company's long-term
                                       14
objectives by providing direct cash, stock grants or stock option incentives. Awards under each Long-Term Incentive Plan are based wholly on the Company's achievement of threshold minimum business performance objectives, expressed in terms of the Company's average annual ROBE, with increasing amounts to be awarded if the Company achieves or exceeds the average annual ROBE targets. Average annual ROBE targets are established by the Committee under the Long-Term Incentive Plan prior to the commencement of the relevant award period consisting of three complete fiscal years of the Company. As with the Annual Incentive Plan, the level of targeted payout for executive officers under the Long-Term Incentive Plan is expressed as a percentage of average base salary paid during the relevant award period, which increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibilities. The Long-Term Incentive Plans are implemented on a biennial basis, and since there is not a Long-Term Incentive Plan with an award period scheduled to end with fiscal year 1996, no Long-Term Incentive awards are payable for fiscal year 1996.

    Stock Option Grants

     Both nonqualified stock options and incentive stock options, as defined in the Internal Revenue Code of 1986, are granted periodically to executive officers designated by the Committee as a means of further aligning the interests of executives with the long-term interests of stockholders. Executives are encouraged to exercise options and to hold those shares received upon the exercise of options. It is the Company's objective to achieve a significant level of stock ownership by executives through this program.
     The options are granted pursuant to the Amended and Restated Stock Compensation Plan of 1990 (the "1990 Compensation Plan"). Options generally may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. Options granted by the Company have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the appreciation in the market value of the Company's Common Stock.
     The actual number of stock options granted to each executive in fiscal year 1996 is based on the executive's position level, the Committee's collective subjective evaluation of the executive's performance and responsibilities and the executive's existing level of stock ownership. No particular weighting is accorded to any one factor.

    Other Employee Benefits

     Executive officers are also eligible to participate in other benefit plans generally available to all employees (including medical, dental, 401(k) and pension), as well as certain other perquisites and benefits designed to promote business development and financial planning, and to replace benefit opportunities lost due to regulatory limits on qualified retirement plan participation. The Committee believes that these benefits are competitive with those offered in the marketplace and are essential to attract and retain key executives.

    Compensation of Chief Executive Officer

     The Committee meets without the Chief Executive Officer to evaluate his performance and to determine his total annual compensation. The Committee determined Mr. Kunisch's fiscal year 1996 total compensation in a manner consistent with the structure and guidelines discussed above. Specifically, the Committee considered the report of the Company's outside compensation consultant on the competitiveness of the Chief Executive Officer's total compensation with that offered to other chief executive officers of the companies surveyed, including the Comparison Group companies. The Committee also considered the Company's achievement of strategic business performance and financial objectives, and Mr. Kunisch's performance in meeting those objectives. In reviewing the Company's performance, the Committee takes into account the Company's revenue, net income, earnings per share and ROBE. The Committee does not assign a specific weighting to any particular factor, but rather applies its collective subjective business judgment to reach a decision on compensation that it deems fair to the Company and its stockholders.
                                       15

     The Committee was pleased with the progress of the Company and determined that an increase in Mr. Kunisch's salary for fiscal year 1996 was warranted in view of both Mr. Kunisch's and the Company's performance for fiscal year 1995. Mr. Kunisch's salary for fiscal year 1996 was approximately the median (50th percentile) of salaries paid to chief executive officers in the companies surveyed, including the Comparison Group companies. The Committee considered the extensive efforts and dedication of the Chief Executive Officer in providing leadership to the Company, and in developing significant opportunities for expansion. Specifically, the Committee recognized the strong performance of the vehicle management services and real estate services businesses which balanced the slowed growth of the mortgage banking business in 1995. This strong performance was due in part to the development of fee-generating services, expanded affinity relationships and cost management activities. The Committee also noted, that as a result of the Company's performance and delivery of quality service, the Company received numerous awards as an industry leader, including the Arthur D. Little "Best of Best" Process Management Practitioners award, the Fleet News magazine naming PHH as the "Best Fleet Management Company in the UK" and "Best Fuel Management Company" in the UK, and the Sears' 1994 "Partners in Progress Award." PHH Mortgage Services was ranked as one of the top five wholesalers out of 95 firms reviewed in an independent survey of 55 US mortgage brokers. The leadership and vision provided by Mr. Kunisch was recognized as well as his fulfillment of the key roles of Chief Executive Officer and President of the Company in addition to that of Chairman of the Board of Directors. As a result of Mr. Kunisch's direction, the Company continues to transition to a greater percentage of service fee-based, versus capital-intensive asset-based, revenues. In addition, the Company has further developed its strategic partnerships and cross-marketing initiatives to develop new market opportunities. The Committee also considered the achievement of increased financial returns to the Company's stockholders, largely as a result of strategic business decisions made by Mr. Kunisch. The Company's net income for fiscal year 1995 grew to $71.7 million, an increase of 11% over fiscal year 1994, and earnings per share increased 14% to $4.15. The Company has also maintained its "A+" financial rating, which the Committee viewed as the best example of the Company's management policies, profit performance, financial returns and quality of its client base.


     The award paid to Mr. Kunisch under the Fiscal Year 1996 Annual Incentive Plan was based primarily upon the Company's achievement of a ROBE of 15.12%, which exceeded target objectives for fiscal year 1996. The Committee also approved a discretionary adjustment to the formula-derived award based upon Mr. Kunisch's excellent performance, including his stock ownership level, in fiscal year 1996; specifically the significant increase in the market price of PHH Common Stock. The level of the annual incentive award as a percentage of Mr. Kunisch's salary is consistent with the executive compensation philosophy of placing a greater percentage of compensation at risk for those with greater responsibility. The Long-Term Incentive Plan is implemented on a biennial basis. Since the Company did not have a Long-Term Incentive Plan with an award period scheduled to end with fiscal year 1996, no long-term incentive award was paid to Mr. Kunisch.


     The fiscal year 1996 stock options granted to Mr. Kunisch are based upon his position level and the Committee's evaluation of Mr. Kunisch's existing level of stock ownership, performance and challenges to be faced in the next fiscal year. Mr. Kunisch's total compensation for fiscal year 1996 is set forth in the Summary Compensation Table appearing on page 8.

                                          PHH CORPORATION
                                          COMPENSATION COMMITTEE
                                          L. Patton Kline, Chairman
                                          George L. Bunting, Jr.
                                          Francis P. Lucier
                                          Donald J. Shepard
                                       16

                            STOCK PERFORMANCE GRAPH

     The graph below compares the total return of the Company's Common Stock, the S&P 500 Index and the S&P MidCap Commercial Services (Specialized) Index during the five fiscal years ended April 30, 1996. The cumulative total return is calculated assuming $100 was invested on April 30, 1991, in the Company's Common Stock and in each of the foregoing indices. The graph also assumes that all dividends were reinvested.

     There can be no assurance as to the future trends in the cumulative total return of the Company's Common Stock or of the following indices. The Company does not make nor does it endorse any predictions as to future stock performance.


                                    [GRAPH]

                                Apr-91           Apr-92          Apr-93            Apr-94        Apr-95        Apr-96
PHH Corporation                   $100            $145             $165             $149           $175          $255

S&P 500(REGISTERED MARK)          $100            $114             $125             $131           $154          $201

S&P(REGISTERED MARK)
 MidCap Commercial Services
 (Specialized) Index              $100            $115             $122             $145           $173          $242


  Certain Relationships and Related Transactions

     Certain Directors and officers of the Company, members of their immediate families or entities with which they are associated, entered into transactions with the Company, including the Company's services for obtaining residential mortgage loans, home relocation and vehicle leasing and/or management, during fiscal year 1996. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or have other features unfavorable to the Company.

  Compliance with Exchange Act Filing Requirements

     Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and any persons owning more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. In fiscal year 1996, Terence W. Edwards, an officer of the Corporation, was late in filing Form 4 reflecting his stock ownership. Other than the late report mentioned above, the Company does not know of any reports that were either not filed or not timely filed.

        2.  PROPOSAL TO AMEND ARTICLE FIFTH OF THE COMPANY'S CHARTER TO
                   INCREASE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has recommended and declared advisable an amendment to the Company's Charter to authorize for issuance additional shares of Common Stock, which would replenish authorized but heretofore unissued shares which will be depleted by the two-for-one stock split to be effected July 31, 1996 pursuant to Board of Directors authorization of June 24, 1996. Authorization of these additional shares of Common Stock would provide the Company with a sufficient number of shares which could be used in connection with possible acquisitions, the raising of additional capital and other corporate purposes, and to avoid in each particular case the necessity of individual amendments to the Charter and the delay and expense involved in obtaining stockholder approval for amendments unless required by law, regulation or by stock exchange rule. At present, the Company has authorized to issue 50,000,000 shares of Common Stock without par value and 3,000,000 shares of Preferred Stock without par value. The Charter is proposed to be amended to authorize the issuance of 75,000,000 shares of Common Stock. The proposed amendment does not affect any terms or rights of the Common or Preferred Stock or the amount of authorized Preferred Stock. The text of the proposed amendment is included in Exhibit A to this Proxy Statement.


     At the present time, other than the pending two-for-one and outstanding stock option grants stock split, there are no agreements, understandings or arrangements for the issuance of any of the additional shares of the Common Stock. The Board of Directors believes that the availability of such shares will provide flexibility in negotiations relating to the issuance of Common Stock if, and when, the need arises.


     The adoption of the proposed amendment will make available for issuance
upon authorization by the Board of Directors [     ] shares of Common Stock in
excess of the outstanding shares and those which are required to be reserved for issuance under the Company stock option plans, Employee Investment (401(k) Plan, and Directors Deferred Stock Plan.

     No financial statements are included herein since, in the opinion of management, they are not material to the exercise of prudent judgment with regard to the proposed amendment. A copy of the Company's Annual Report, including financial statements for the fiscal year ended April 30, 1996, is being mailed concurrently with this Proxy Statement to stockholders of record for the Annual Meeting of Stockholders to be held on August 19, 1996.
                                       18

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PROPOSAL TO AMEND ARTICLE FIFTH OF THE COMPANY'S CHARTER TO INCREASE AUTHORIZED SHARES OF COMMON STOCK. APPROVAL TO AMEND THE COMPANY'S CHARTER TO INCREASE AUTHORIZED SHARES OF COMMON STOCK REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK ENTITLED TO BE VOTED.

                               ACCOUNTING MATTERS

     KPMG Peat Marwick LLP served as the independent auditors of the Company for the fiscal year ended April 30, 1996, and the Board of Directors has selected that firm to continue as the Company's independent auditors for the current fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                      DEADLINE FOR STOCKHOLDERS' PROPOSALS
                            FOR 1997 ANNUAL MEETING

     All stockholder proposals for action at the 1997 Annual Meeting must be received by the Secretary of PHH Corporation, 11333 McCormick Road, Hunt Valley, Maryland 21031, by March 14, 1997, and must otherwise comply with the rules of the Securities and Exchange Commission in order to be eligible to be included in the Company's proxy statement for the 1997 Annual Meeting.

                                 ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended April 30, 1996, which does not constitute a part of this Proxy Statement, is being mailed to all persons who were stockholders of record on June 24, 1996, together with the mailing of this Notice of Annual Meeting and Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters which will be brought before the meeting other than those set forth in the notice thereof. However, if any matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy will vote thereon in accordance with their best judgment.
                                       19

                                                                       Exhibit A
           2. Resolution to be Submitted to Stockholders to Increase
                       Authorized Shares of Common Stock

     RESOLVED that, as recommended and declared advisable by the Board of Directors, the charter of the Corporation be amended by striking out the first full paragraph of Article FIFTH thereof in its entirety, and substituting in lieu thereof the following:

     "FIFTH: The total number of shares which the Corporation has authority to issue is Seventy-Eight Million (78,000,000) shares, without par value, consisting of Seventy-Five Million (75,000,000) shares of Common Stock without par value and Three Million (3,000,000) shares of Preferred Stock without par value."

                                PHH CORPORATION

                  PROXY FOR ANNUAL STOCKHOLDERS' MEETING-1996

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the Annual Meeting of Stockholders of PHH Corporation, called to convene on August 19, 1996, at 10:00 A.M. (E.D.T.), and hereby constitutes and appoints ROBERT D. KUNISCH, ROY A. MEIERHENRY and SAMUEL H. WRIGHT, and any one or all of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution to each, to vote all the shares of Common Stock of said corporation which the undersigned is entitled to vote at said meeting and at any adjournment thereof. The undersigned further gives the proxies authority to vote according to their best judgment in respect of any other matters properly coming before the meeting.

        Election of Group A Directors (three year terms), Nominees:
        George L. Bunting, Jr., Alan P. Hoblitzell, Jr., Donald J. Shepard and Alexander B. Trowbridge


                                                        SEE REVERSE
                                                           SIDE

 [X]  PLEASE MARK YOUR
      VOTES AS IN THE
      EXAMPLES

         This proxy is to be voted in the manner directed herein and in the discretion of the proxies on any other business coming before the meeting. If no direction is given this Proxy is to be voted FOR all of the Board of Directors' nominees and FOR the proposal to amend the Company's Charter to increase Shares of Common Stock.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                   FOR     WITHHELD                                            FOR     AGAINST     ABSTAIN
  1. Election of   [ ]       [ ]    2. Proposal to Amend the Company's         [ ]      [ ]          [ ]
     Directors                         Charter to increase Shares of
     (See Persons)                     Common Stock.

Vote FOR all nominees, except


_______________________________


                                        You are encouraged to apply your choices by marking the appropriate boxes. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


                                        ______________________________________



                                        _______________________________________
                                        SIGNATURE(S)               DATE